Exhibit 10.46

Executive Incentive Plan for Fiscal 2008

On May 15, 2008, the Committee, as well as the Board of Directors of the Company, approved an executive incentive plan for the Company’s fiscal year ending March 31, 2009 (fiscal 2008). Participants in the plan include the Company’s Chief Executive Officer and all other executive officers. The Committee is responsible for determining the payout under the plan to each executive officer except the Chief Executive Officer. The Board of Directors of the Company determines the payout under the plan for the Chief Executive Officer, taking into account the recommendation received from the Committee.

Pursuant to the plan, the Committee designated for each executive officer a target cash incentive amount, expressed as a percentage of the officer’s base salary. In establishing these targets, the Committee took into account for each officer the level of total compensation including base salary, cash incentive and equity paid by similar companies for comparable positions based on market data compiled by our Vice President of Human Resources.

The amount of the incentive award actually paid to each executive officer may be less than or greater than the executive’s target cash incentive, with the amount capped at 156% of the target incentive. Individual incentive awards will be determined following the end of fiscal 2008 based on the following factors and their corresponding weightings:

•

the Company’s earnings before interest, other income (expense), taxes, depreciation, amortization and stock-based compensation (EBITDAS) for fiscal 2008 as compared to the target established by the Committee – 40%

•

the executive’s achievement of individual, measurable objectives during fiscal 2008 as determined by the Committee for all executives with the exception of the Chief Executive Officer, who is evaluated by the Board of Directors – 40%

•	the executive’s overall contribution during fiscal 2008 towards the achievement of the Company’s financial and non-financial objectives – 20%

The following table sets forth each current executive officer’s target cash incentive for fiscal 2008.

Executive Officer	Title	Target Incentive as % of Base Salary	Target Incentive
Gregory J. Yurek	Chief Executive Officer and President	60%	$345,000

Charles W. Stankiewicz	Executive Vice President, AMSC Power Systems	50%	$150,000

David A. Henry	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	50%	$135,000

Daniel P. McGahn	Senior Vice President and General Manager, AMSC Superconductors and Asia Pacific	50%	$122,500

Angelo R. Santamaria	Vice President, Global Manufacturing Operations	50%	$105,000

Timothy D. Poor	Vice President, Global Sales and Business Development	50%	$100,000

Alexis P. Malozemoff	Executive Vice President and Chief Technical Officer	35%	$82,250